Exhibit 5
[AF&F Letterhead]
November 20, 2007
Willbros Group, Inc.
Plaza 2000 Building
50th Street, 8th Floor
P.O. Box 0816-01098
Panama, Republic of Panama

               Re: Willbros Group, Inc. – Underwritten Public Offering & Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as Panamanian counsel to Willbros Group, Inc., a Republic of Panama corporation (the “Company”), in connection with the filing of a registration statement on Form S-3, File No. 333-147123 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), the filing of the prospectus contained in the Registration Statement (the “Base Prospectus”) and the filing of the prospectus supplement (the “Prospectus Supplement”) to the Base Prospectus registering up to 7,906,250 shares of common stock, par value $0.05 per share, of the Company (the “Shares”) (including up to 1,031,250 Shares subject to an over-allotment option granted by the Company to the Underwriters offering the Shares). As described in the Prospectus Supplement, the Company is selling the Shares pursuant to an Underwriting Agreement dated November 14, 2007 among the Company and the underwriters named in the Schedule A thereto (the “Underwriting Agreement”).
     We have examined (i) the Amended and Restated Articles of Incorporation and the Restated Bylaws of the Company, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement and (v) the Underwriting Agreement. In addition, we have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies were made.
     In connection with this opinion, we have assumed that the Shares will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, Base Prospectus and Prospectus Supplement.
     Based on the foregoing and subject to the other qualifications and limitations stated herein, to the extent that the laws of the Republic of Panama apply to the matters addressed herein, we are of the opinion that:

     1.    The Shares have been duly authorized and, when issued and paid for as contemplated in the Underwriting Agreement, will be legally issued, fully paid and non-assessable shares of common stock of the Company.
     2.    The discussion set forth under the heading “Material U.S. Federal and Panamanian Income Tax Consequences—Panamanian Tax” in the Prospectus Supplement constitutes our opinion as to the material Panamanian income tax consequences applicable to the Company and a holder of the Shares.
     We are licensed to practice in the Republic of Panama, and we express no opinion as to the laws of any jurisdiction other than the Republic of Panama.
     We consent to (i) the filing of this opinion as an exhibit to the Registration Statement, (ii) the reference to our firm in the Registration Statement and the Base Prospectus under the captions “Legal matters” and “Item 15 — Indemnification of Directors and Officers,” and (iii) the reference to our firm in the Prospectus Supplement under the captions “Material U.S. Federal and Panamanian income tax consequences,” “Legal matters,” and “Enforceability of civil liabilities under the federal securities laws.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, ARIAS, FABREGA & FABREGA
/s/ Leroy W. Watson III
Leroy W. Watson III